Exhibit 99.1

News Release

For immediate release

Investor Relations Contact:
Eric Boyer
+1 303 397 2969
eric.boyer@ihsmarkit.com

IHS Markit Reports Fourth Quarter 2019 Results

LONDON (January 14, 2020) - IHS Markit (NYSE: INFO), a world leader in critical information, analytics and solutions, today reported results for the fourth quarter ended November 30, 2019.

•	Revenue of $1.120 billion, including total organic revenue growth of 6 percent

•	Net income of $202 million and diluted earnings per share (EPS) of $0.50

•	Adjusted EBITDA of $453 million and Adjusted earnings per diluted share (Adjusted EPS) of $0.65

•	Cash flow from operations of $226 million and free cash flow of $148 million

Adjusted EBITDA, Adjusted EPS, and free cash flow are non-GAAP financial measures used by management to measure operating performance. These terms are defined elsewhere in this release. Please see schedules appearing later in this release for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.

Fourth Quarter and Year-to-Date 2019 Financial Performance

	Three months ended November 30,		Change		Year ended November 30,		Change
(in millions, except percentages and per share data)	2019	2018	$	%	2019	2018	$	%
Revenue	$1,120.4	$1,067.8	$52.6	5%	$4,414.6	$4,009.2	$405.4	10%

Net income attributable to IHS Markit*	$203.1	$81.8	$121.3	148%	$502.7	$542.3	$(39.6)	(7)%
Adjusted EBITDA	$452.9	$417.0	$35.9	9%	$1,778.9	$1,564.9	$214.0	14%

GAAP EPS	$0.50	$0.20	$0.30	150%	$1.23	$1.33	$(0.10)	(8)%
Adjusted EPS	$0.65	$0.57	$0.08	14%	$2.63	$2.29	$0.34	15%

Cash flow from operations	$225.7	$357.5	$(131.8)	(37)%	$1,251.3	$1,289.5	$(38.2)	(3)%
Free cash flow	$147.5	$303.3	$(155.8)	(51)%	$973.2	$1,066.8	$(93.6)	(9)%

* Net income attributable to IHS Markit for the year ended November 30, 2019 includes a one-time tax expense of approximately $150 million associated with U.S. Treasury regulations related to U.S. Tax Reform retroactive to 2018. Net income attributable to IHS Markit for the year ended November 30, 2018 includes a one-time tax benefit of approximately $141 million associated with U.S. Tax Reform.

“2019 was another successful year for IHS Markit. We delivered our third consecutive year post merger to our longer-term financial commitments demonstrating the consistency of our execution and business model. We also announced our new capital allocation framework that will return a greater amount of capital to investors through continued buybacks and the initiation of a quarterly cash dividend. Finally, we rebalanced our portfolio and continued to increase the pace of product innovation that will fuel future growth in the years to come,” said Lance Uggla, chairman and chief executive officer at IHS Markit.

“We finished the year with a solid Q4 in which we delivered 6% organic revenue growth, strong Adjusted EBITDA margin expansion, and mid-teens adjusted EPS growth. For the full year, we delivered another strong year and believe we enter 2020 with good operational momentum,” said Todd Hyatt, chief financial officer at IHS Markit.

Fourth Quarter 2019 Revenue Performance

Fourth quarter 2019 revenue increased 6 percent organically compared to the fourth quarter of 2018. The following table provides additional revenue information by transaction type.

	Three months ended November 30,		Percentage change
(in millions, except percentages)	2019	2018	Total	Organic
Recurring fixed	$810.1	$762.4	6%	7%
Recurring variable	147.5	138.5	6%	7%
Non-recurring	162.8	166.9	(2)%	1%
Total revenue	$1,120.4	$1,067.8	5%	6%

The components of revenue growth are described below by segment and in total.

	Change in revenue
	Fourth quarter 2019 vs. Fourth quarter 2018
(All amounts represent percentage points)	Organic	Acquisitive	Foreign Currency	Total
Financial Services	6%	—%	—%	5%
Transportation	9%	—%	—%	9%
Resources	3%	3%	—%	7%
Consolidated Markets & Solutions	4%	(11)%	—%	(8)%
Total	6%	(1)%	—%	5%

Fourth Quarter 2019 Operating Performance

Segment results were as follows (additional segment information is included later in this release):

•
Financial Services. Fourth quarter revenue for Financial Services increased $22 million, or 5 percent, to $431 million, and included 6 percent total organic growth. Fourth quarter Adjusted EBITDA for Financial Services increased $19 million, or 11 percent, to $198 million.

•
Transportation. Fourth quarter revenue for Transportation increased $27 million, or 9 percent, to $325 million, and included 9 percent total organic growth. Fourth quarter Adjusted EBITDA for Transportation increased $19 million, or 16 percent, to $136 million.

•
Resources. Fourth quarter revenue for Resources increased $15 million, or 7 percent, to $238 million, and included 3 percent total organic growth. Fourth quarter Adjusted EBITDA for Resources increased $1 million, or 1 percent, to $100 million.

•
Consolidated Markets & Solutions (CMS). Fourth quarter revenue for CMS decreased $11 million, or 8 percent, to $128 million, and included 4 percent total organic growth. Fourth quarter Adjusted EBITDA for CMS decreased $4 million, or 12 percent, to $31 million.

Outlook (forward-looking statement)

For the year ending November 30, 2020, IHS Markit expects:

•	Revenue in a range of $4.52 billion to $4.59 billion, with total organic growth of 5 percent to 6 percent;

•	Adjusted EBITDA in a range of $1.86 billion to $1.89 billion; and

•	Adjusted EPS in a range of $2.82 to $2.88 per diluted share.

Additionally, for the year ending November 30, 2020, IHS Markit expects:

•	Depreciation expense to be approximately $220 million to $230 million;

•	Net interest expense to be approximately $235 million to $245 million;

•	Amortization expense related to acquired intangible assets to be approximately $365 million to $375 million;

•	Stock-based compensation expense to be approximately $220 million to $225 million;

•	A GAAP effective tax rate of approximately 14 percent to 16 percent;

•	An adjusted effective tax rate of approximately 18 percent to 20 percent;

•	Weighted average diluted shares of approximately 400 million to 405 million;

•	Capital expenditures to be approximately 6.0 percent to 6.5 percent of revenue; and

•	Free cash flow conversion as a percentage of Adjusted EBITDA in the low 60%’s.

The above outlook assumes no further currency movements, acquisitions, divestitures, pension mark-to-market adjustments or unanticipated events. See discussion of non-GAAP financial measures at the end of this release.

As previously announced, IHS Markit will hold a conference call to discuss fourth quarter 2019 results on January 14, 2020, at 8:00 a.m. ET. The conference call will be simultaneously webcast on the Investor Relations section of the company’s website: investor.ihsmarkit.com. A replay of the earnings webcast will be available approximately two hours after the conclusion of the live event. The webcast recording will be available for one year on the Investor Relations section of the company’s website.

###

Use of Non-GAAP Financial Measures
Non-GAAP results are presented only as a supplement to our financial statements based on U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP and should not be considered in isolation from, or as a substitute for, financial measures calculated in accordance with GAAP. Definitions and reconciliations of the non-GAAP measures, such as EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted EPS, and free cash flow, to the most directly comparable GAAP measures are provided within the schedules attached to IHS Markit’s quarterly earnings releases on the Investor Relations section of the company’s website. This communication also includes certain forward-looking non-GAAP financial measures. IHS Markit is unable to present a reconciliation of this forward-looking non-GAAP financial information because management cannot reliably predict all of the necessary components of such measures. Accordingly, investors are cautioned not to place undue reliance on this information.

We use non-GAAP measures in our operational and financial decision-making. We believe that such measures allow us to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. We also believe that investors may find these non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP financial measures or disclosures. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to any other GAAP measure.

Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to IHS Markit, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as an analytical tool. Because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, results of operations as determined in accordance with GAAP.

Forward-Looking Statements
This communication contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future business, events, trends, contingencies, financial performance, or financial condition, appear at various places in this communication and use words like “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “see,” “seek,” “should,” “strategy,” “strive,” “target,” “will,” and “would” and similar expressions, and variations or negatives of these words. Examples of forward-looking statements include, among others, statements we make regarding: guidance and predictions relating to expected operating results, such as revenue growth and earnings; strategic actions such as acquisitions, joint ventures, and dispositions, the anticipated benefits therefrom, and our success in integrating acquired businesses; anticipated levels of capital expenditures in future periods; anticipated levels of indebtedness, capital allocation, dividends, and share repurchases in future periods; our belief that we have sufficient liquidity to fund our ongoing business operations; expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities, and governmental and regulatory investigations and proceedings; and our strategy for customer retention, growth, product development, market position, financial results, and reserves. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements are more fully discussed under the caption “Risk Factors” in our Annual Report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission (“SEC”). However, those factors should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are based only on information currently available to our management and speaks only as of the date of this communication. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Please consult our public filings with the SEC or on our website at investor.ihsmarkit.com.

About IHS Markit (www.ihsmarkit.com)
IHS Markit (NYSE: INFO) is a world leader in critical information, analytics and solutions for the major industries and markets that drive economies worldwide. The company delivers next-generation information, analytics and solutions to customers in business, finance and government, improving their operational efficiency and providing deep insights that lead to well-informed, confident decisions. IHS Markit has more than 50,000 business and government customers, including 80 percent of the Fortune Global 500 and the world’s leading financial institutions. Headquartered in London, IHS Markit is committed to sustainable, profitable growth.
IHS Markit is a registered trademark of IHS Markit Ltd and/or its affiliates. All other company and product names may be trademarks of their respective owners © 2020 IHS Markit Ltd. All rights reserved.

IHS MARKIT LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	As of November 30, 2019	As of November 30, 2018
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$111.5	$120.0
Accounts receivable, net	890.7	792.9
Deferred subscription costs	72.1	77.3
Assets held for sale	115.3	—
Other current assets	118.2	109.2
Total current assets	1,307.8	1,099.4
Non-current assets:
Property and equipment, net	658.2	579.6
Intangible assets, net	4,169.0	4,484.8
Goodwill	9,836.3	9,836.0
Deferred income taxes	17.8	14.6
Other	98.1	47.9
Total non-current assets	14,779.4	14,962.9
Total assets	$16,087.2	$16,062.3
Liabilities and equity
Current liabilities:
Short-term debt	$251.1	$789.9
Accounts payable	59.7	42.2
Accrued compensation	215.2	214.1
Other accrued expenses	479.1	379.3
Income tax payable	58.5	8.0
Deferred revenue	879.7	886.8
Liabilities held for sale	25.9	—
Total current liabilities	1,969.2	2,320.3
Long-term debt, net	4,874.4	4,889.2
Deferred income taxes	667.2	699.9
Other liabilities	145.5	126.5
Commitments and contingencies
Redeemable noncontrolling interests	15.1	5.9
Shareholders' equity	8,415.8	8,020.5
Total liabilities and equity	$16,087.2	$16,062.3

IHS MARKIT LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per-share amounts)
(Unaudited)

	Three months ended November 30,		Year ended November 30,
	2019	2018	2019	2018
Revenue	$1,120.4	$1,067.8	$4,414.6	$4,009.2
Operating expenses:
Cost of revenue	409.5	409.1	1,657.0	1,495.7
Selling, general and administrative	308.9	315.6	1,197.9	1,192.8
Depreciation and amortization	142.1	145.5	573.1	541.2
Restructuring charges	6.3	1.3	17.3	1.7
Acquisition-related costs	2.7	40.3	70.3	134.8
Other expense (income), net	3.9	(4.2)	(104.5)	1.7
Total operating expenses	873.4	907.6	3,411.1	3,367.9
Operating income	247.0	160.2	1,003.5	641.3
Interest income	0.3	0.6	1.9	3.1
Interest expense	(63.8)	(67.4)	(259.7)	(225.7)
Net periodic pension and postretirement (expense) income	(2.1)	(1.0)	(2.8)	5.6
Non-operating expense, net	(65.6)	(67.8)	(260.6)	(217.0)
Income from continuing operations before income taxes and equity in loss of equity method investees	181.4	92.4	742.9	424.3
Benefit (provision) for income taxes	21.3	(11.3)	(242.6)	115.4
Equity in loss of equity method investees	(0.4)	(0.3)	(0.9)	(0.5)
Net income	202.3	80.8	499.4	539.2
Net loss attributable to noncontrolling interest	0.8	1.0	3.3	3.1
Net income attributable to IHS Markit Ltd.	$203.1	$81.8	$502.7	$542.3

Basic earnings per share attributable to IHS Markit Ltd.	$0.51	$0.21	$1.26	$1.38
Weighted average shares used in computing basic earnings per share	398.2	394.5	399.5	394.4

Diluted earnings per share attributable to IHS Markit Ltd.	$0.50	$0.20	$1.23	$1.33
Weighted average shares used in computing diluted earnings per share	408.4	406.7	409.2	406.9

IHS MARKIT LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year ended November 30,
	2019	2018
Operating activities:
Net income	$499.4	$539.2
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	573.1	541.2
Stock-based compensation expense	223.8	241.7
Gain on sale of assets	(115.3)	—
Net periodic pension and postretirement expense	2.8	(5.6)
Undistributed earnings of affiliates, net	0.4	(0.8)
Pension and postretirement contributions	(2.0)	(2.6)
Deferred income taxes	(49.6)	(211.7)
Change in assets and liabilities:
Accounts receivable, net	(67.9)	(11.8)
Other current assets	(79.9)	(2.2)
Accounts payable	30.9	32.5
Accrued expenses	39.7	82.5
Income tax	88.7	23.5
Deferred revenue	38.8	26.6
Other liabilities	68.4	37.0
Net cash provided by operating activities	1,251.3	1,289.5
Investing activities:
Capital expenditures on property and equipment	(278.1)	(222.7)
Acquisitions of businesses, net of cash acquired	(136.5)	(1,876.2)
Proceeds from sale of assets	163.5	—
Change in other assets	(18.3)	(6.2)
Settlements of forward contracts	(2.1)	(7.0)
Net cash used in investing activities	(271.5)	(2,112.1)
Financing activities:
Proceeds from borrowings	2,631.7	4,617.0
Repayment of borrowings	(3,188.9)	(3,122.6)
Payment of debt issuance costs	(13.2)	(30.8)
Payments for purchase of noncontrolling interests	—	(10.1)
Proceeds from noncontrolling interests	12.5	—
Contingent consideration payments	(2.2)	(43.0)
Repurchases of common shares	(500.0)	(672.5)
Proceeds from the exercise of employee stock options	177.7	230.0
Payments related to tax withholding for stock-based compensation	(75.6)	(95.0)
Net cash (used in) provided by financing activities	(958.0)	873.0
Foreign exchange impact on cash balance	(30.3)	(64.2)
Net increase in cash and cash equivalents	(8.5)	(13.8)
Cash and cash equivalents at the beginning of the period	120.0	133.8
Cash and cash equivalents at the end of the period	$111.5	$120.0

IHS MARKIT LTD.
SUPPLEMENTAL REVENUE DISCLOSURE
(In millions)
(Unaudited)

	Three months ended November 30,		Percent change		Year ended November 30,		Percent change
	2019	2018	Total	Organic	2019	2018	Total	Organic
Recurring revenue:
Financial Services	$259.0	$242.6	7%	8%	$1,013.6	$817.3	24%	6%
Transportation	237.6	213.5	11%	12%	907.3	829.4	9%	10%
Resources	204.1	187.2	9%	5%	782.9	738.2	6%	5%
CMS	109.4	119.1	(8)%	1%	458.6	476.6	(4)%	—%
Total recurring fixed revenue	$810.1	$762.4	6%	7%	$3,162.4	$2,861.5	11%	6%
Financial Services - variable	147.5	138.5	6%	7%	572.9	506.3	13%	4%
Total recurring revenue	$957.6	$900.9	6%	7%	$3,735.3	$3,367.8	11%	6%

Non-recurring revenue:
Financial Services	$24.1	$27.7	(13)%	(13)%	$115.0	$96.1	20%	7%
Transportation	86.9	83.8	4%	4%	338.8	330.8	2%	4%
Resources	33.5	35.5	(6)%	(7)%	150.9	138.3	9%	8%
CMS	18.3	19.9	(8)%	20%	74.6	76.2	(2)%	8%
Total non-recurring revenue	$162.8	$166.9	(2)%	1%	$679.3	$641.4	6%	6%

Total revenue (segment):
Financial Services	$430.6	$408.8	5%	6%	$1,701.5	$1,419.7	20%	6%
Transportation	324.5	297.3	9%	9%	1,246.1	1,160.2	7%	8%
Resources	237.6	222.7	7%	3%	933.8	876.5	7%	5%
CMS	127.7	139.0	(8)%	4%	533.2	552.8	(4)%	1%
Total revenue	$1,120.4	$1,067.8	5%	6%	$4,414.6	$4,009.2	10%	6%

IHS MARKIT LTD.
RECONCILIATION OF CONSOLIDATED NON-GAAP FINANCIAL MEASURES TO
MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except for per-share amounts)
(Unaudited)

	Three months ended November 30,		Year ended November 30,
	2019	2018	2019	2018
Net income attributable to IHS Markit Ltd.	$203.1	$81.8	$502.7	$542.3
Interest income	(0.3)	(0.6)	(1.9)	(3.1)
Interest expense	63.8	67.4	259.7	225.7
(Benefit) provision for income taxes*	(21.3)	11.3	242.6	(115.4)
Depreciation	48.6	46.1	196.1	175.1
Amortization related to acquired intangible assets	93.5	99.4	377.0	366.1
EBITDA (1)(6)	$387.4	$305.4	$1,576.2	$1,190.7
Stock-based compensation expense	56.5	69.6	223.8	241.7
Restructuring charges	6.3	1.3	17.3	1.7
Acquisition-related costs	8.2	23.3	28.8	80.7
Acquisition-related performance compensation	(5.5)	17.0	41.5	54.1
Loss on debt extinguishment	1.0	—	7.0	4.7
Gain on sale of assets	(2.3)	—	(115.3)	—
Pension mark-to-market and settlement expense (gain)	1.8	0.8	1.8	(6.5)
Share of joint venture results not attributable to Adjusted EBITDA	0.4	0.3	0.9	0.5
Adjusted EBITDA attributable to noncontrolling interest	(0.9)	(0.7)	(3.1)	(2.7)
Adjusted EBITDA (2)(6)	$452.9	$417.0	$1,778.9	$1,564.9

	Three months ended November 30,		Year ended November 30,
	2019	2018	2019	2018
Net income attributable to IHS Markit Ltd.	$203.1	$81.8	$502.7	$542.3
Stock-based compensation expense	56.5	69.6	223.8	241.7
Amortization related to acquired intangible assets	93.5	99.4	377.0	366.1
Restructuring charges	6.3	1.3	17.3	1.7
Acquisition-related costs	8.2	23.3	28.8	80.7
Acquisition-related performance compensation	(5.5)	17.0	41.5	54.1
Acquisition financing fees	—	—	—	4.9
Loss on debt extinguishment	1.0	—	7.0	4.7
Gain on sale of assets	(2.3)	—	(115.3)	—
Pension mark-to-market and settlement expense (gain)	1.8	0.8	1.8	(6.5)
Income tax effect of above adjustments*	(94.6)	(59.6)	(6.2)	(355.2)
Adjusted earnings attributable to noncontrolling interest	(0.7)	(0.2)	(2.6)	(1.4)
Adjusted net income (3)	$267.3	$233.4	$1,075.8	$933.1
Adjusted EPS (4)(6)	$0.65	$0.57	$2.63	$2.29
Weighted average shares used in computing Adjusted EPS	408.4	406.7	409.2	406.9

* Income tax effect for the year ended November 30, 2019 includes a one-time tax expense of approximately $150 million associated with U.S. Treasury regulations related to U.S. Tax Reform retroactive to 2018. Income tax effect for the year ended November 30, 2018 includes a one-time tax benefit of approximately $141 million associated with U.S. Tax Reform.

	Three months ended November 30,		Year ended November 30,
	2019	2018	2019**	2018
Net cash provided by operating activities	$225.7	$357.5	$1,251.3	$1,289.5
Capital expenditures on property and equipment	(78.2)	(54.2)	(278.1)	(222.7)
Free cash flow (5)(6)	$147.5	$303.3	$973.2	$1,066.8

** Our full-year 2019 free cash flow was $973 million, representing a conversion rate of 55%. The full-year free cash flow was negatively impacted by 5 percentage points due to the one-time tax payment disclosed in our third quarter 2019 earnings release. Free cash flow was also negatively impacted by 2 percentage points from tax payments on the sale of our TMT assets and a further 1 percentage point from capital spend associated with the consolidation of our Denver campus. This capital spend was offset by proceeds from the sale of one of our Denver buildings, which was reported in the investing section of our cash flow statement as proceeds from sale of assets and therefore, did not flow through to our free cash flow calculation.

IHS MARKIT LTD.
SUPPLEMENTAL SEGMENT OPERATING PROFIT MEASURE DISCLOSURE
(In millions)
(Unaudited)

	Three months ended November 30,		Year ended November 30,
	2019	2018	2019	2018
Adjusted EBITDA by segment:
Financial Services	$198.3	$179.4	$786.2	$636.9
Transportation	135.8	116.8	520.9	479.3
Resources	100.3	98.9	403.5	369.4
CMS	31.3	35.4	121.1	127.4
Shared services	(12.8)	(13.5)	(52.8)	(48.1)
Total Adjusted EBITDA	$452.9	$417.0	$1,778.9	$1,564.9

Adjusted EBITDA margin by segment:
Financial Services	46.1%	43.9%	46.2%	44.9%
Transportation	41.8%	39.3%	41.8%	41.3%
Resources	42.2%	44.4%	43.2%	42.1%
CMS	24.5%	25.5%	22.7%	23.0%
Total Adjusted EBITDA margin	40.4%	39.1%	40.3%	39.0%

(1)	EBITDA is defined as net income plus or minus net interest, plus provision for income taxes, depreciation, and amortization.

(2)
Adjusted EBITDA further excludes primarily non-cash items and other items that we do not consider to be useful in assessing our operating performance (e.g., stock-based compensation expense, restructuring charges, acquisition-related costs and performance compensation, exceptional litigation, net other gains and losses, pension mark-to-market, settlement, and other expense, the impact of joint ventures and noncontrolling interests, and discontinued operations). All of the items included in the reconciliation from net income to Adjusted EBITDA are either non-cash items or items that we do not consider to be useful in assessing our operating performance. In the case of the non-cash items, we believe that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate free cash flow or invest in our business. For example, by excluding depreciation and amortization from EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, we believe that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

(3)
Adjusted net income is defined as net income plus primarily non-cash items and other items that management does not consider to be useful in assessing our operating performance (e.g., stock-based compensation expense, amortization related to acquired intangible assets, restructuring charges, acquisition-related costs and performance compensation, acquisition financing fees, net other gains and losses, pension mark-to-market, settlement, and other expense, the impact of noncontrolling interests, and discontinued operations, all net of the related tax effects).

(4)	Adjusted EPS is defined as Adjusted net income (as defined above) divided by diluted weighted average shares.

(5)	Free cash flow is defined as net cash provided by operating activities less capital expenditures.

(6)
EBITDA, Adjusted EBITDA, Adjusted EPS, and free cash flow are used by securities analysts, investors, and other interested parties to assess our operating performance. For example, a measure similar to Adjusted EBITDA is required by the lenders under our revolving credit agreement.